Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated May 14, 2008 accompanying the financial statements and schedule in the 2008 Annual Report of Rocky Mountain Chocolate Factory, Inc. on Form 10-K for the years ended February 29, 2008. We hereby consent to the incorporation by reference in the Registration Statements of Rocky Mountain Chocolate Factory, Inc. on Forms S-8 (File no. 333-145986 effective September 11, 2007; File No. 333-109936 effective October 23, 2003; File No. 333-119107 effective September 17, 2004; File No. 33-64651 effective November 30, 1995; File No. 33-64653 effective November 30, 1995; File No. 33-79342 effective May 25, 1994).
Ehrhardt Keefe Steiner & Hottman PC
May 14, 2008
Denver, Colorado